JetBlue Names Robin Hayes President
NEW YORK, December 12, 2013 - JetBlue Airways (Nasdaq:JBLU), New York’s Hometown Airline™, today announces the promotion of Robin Hayes to the position of President, effective January 1, 2014.
Mr. Hayes currently holds the position of Executive Vice President-Chief Commercial Officer for the airline. In his new role, Mr. Hayes will oversee a team focused on preserving JetBlue’s unique culture and executing its business plan to expand margins and improve returns by maintaining competitive costs and growing revenue. Prior to Mr. Hayes’ promotion, JetBlue’s CEO Dave Barger held the roles of both CEO and President.
“JetBlue will soon enter its 15th year, very well positioned in an incredibly challenging business,” Mr. Barger said. “Robin’s expertise and global airline experience will help JetBlue continue to strengthen and evolve our business. In addition, Robin’s values are a great match for JetBlue’s enviable culture, which is the foundation of our success.”
Mr. Hayes joined JetBlue as Chief Commercial Officer in August 2008 after a long career at British Airways, culminating in the position of Executive Vice President for The Americas. As Chief Commercial Officer at JetBlue, Mr. Hayes has been responsible for the airline’s revenue, network, sales, marketing and communications strategy, as well inflight service and customer support (reservations).
In addition to continuing to oversee those commercial activities as President, his responsibilities will expand to include operations. Effective January 1, 2014, Rob Maruster, Executive Vice President - Chief Operating Officer, will report to Mr. Hayes.
“I am honored to serve JetBlue’s crewmembers, customers and investors in this role,” Mr. Hayes said. “My focus will be to ensure JetBlue grows profitably and sustainably by disrupting the industry and remaining true to our mission to inspire humanity. As a challenger brand in an otherwise commodity business, what differentiates JetBlue is our values-driven culture with crewmembers for whom service is part of their DNA.”
Mr. Hayes is a graduate in Electrical and Electronic Engineering from the University of Bath in the United Kingdom. He received a BSc and Masters in Engineering from the university.

About JetBlue Airways
As New York's Hometown Airline™ and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles/Long Beach, Orlando and San Juan, JetBlue carries approximately 30 million customers a year to 82 cities in the U.S., Caribbean and Latin America with an average of 750 daily flights. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. Upcoming destinations include Detroit, Mich. and Savannah, Ga. as well as Port of Spain, Trinidad and Tobago, subject to receipt of government operating authority. For more information please visit jetblue.com.

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